Pricing Supplement No. 2021— USNCH7447 to Product Supplement No. EA-02-08 dated February 15, 2019,

Underlying Supplement No. 9 dated October 30, 2020, Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated April 23, 2021

Citigroup Global Markets Holdings Inc. $12,987,000 Capped Airbag GEARS

Linked to the MSCI EAFE® Index Due April 27, 2023

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Capped Airbag GEARS offered by this pricing supplement (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of the MSCI EAFE® Index (the “underlying”) from the initial underlying level to the final underlying level.  If the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing of 1.50, but no more than the maximum gain of 25.00%.  If the underlying return is zero or negative and the final underlying level is greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity.  However, if the underlying return is negative and the final underlying level is less than the downside threshold, the issuer will pay you less than the stated principal amount, and possibly nothing, at maturity. In this case, you will be exposed to the downside performance of the underlying beyond the threshold percentage at a rate greater than 1-for-1.  Specifically, you will be exposed to a decrease of 1.1111% in your initial investment for each 1% decline in the level of the underlying in excess of the threshold percentage from the trade date to the final valuation date, up to a 100% loss of your investment. Investing in the securities involves significant risks. You may lose a substantial portion or all of your initial investment.  The securities do not pay interest.  You will not receive dividends or other distributions paid on any stocks included in the underlying.  The contingent repayment of the stated principal amount applies only if you hold the securities to maturity.  Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features	Key Dates

❑	Enhanced Growth Potential Subject to the Maximum Gain — If the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain. The upside gearing feature will provide leveraged exposure to a limited range of positive performance of the underlying. If the underlying return is negative, investors may be exposed on a leveraged basis to the decline in the underlying at maturity, subject to the threshold percentage.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the underlying return is zero or negative and the final underlying level is greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity. However, if the underlying return is negative and the final underlying level is less than the downside threshold, the issuer will pay you less than the stated principal amount of the securities, and possibly nothing, at maturity. In this case, you will be exposed to the downside performance of the underlying beyond the threshold percentage at a rate greater than 1-for-1. Specifically, you will be exposed to a decrease of 1.1111% in your initial investment for each 1% decline in the level of the underlying in excess of the threshold percentage from the trade date to the final valuation date, up to a 100% loss of your investment. The contingent repayment of the stated principal amount applies only if you hold the securities to maturity. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Trade date	April 23, 2021
Settlement date[1]	April 29, 2021
Final valuation date[2]	April 24, 2023
Maturity date	April 27, 2023
[1]	See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
[2]	See page PS-4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL AMOUNT OF YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE DOWNSIDE MARKET RISK OF THE UNDERLYING, SUBJECT TO THE THRESHOLD PERCENTAGE. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Capped Airbag GEARS Linked to the MSCI EAFE® Index. Any return at maturity will be determined by the performance of the underlying. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc.

Underlying	Initial Underlying Level	Upside Gearing	Downside Gearing	Maximum Gain	Downside Threshold	Threshold Percentage	CUSIP / ISIN
MSCI EAFE® Index (Ticker: MXEA)	2,287.85	1.50	1.1111	25.00%	2,059.07, 90.00% of the initial underlying level	10.00%	17329D505 / US17329D5059

See “Additional Terms Specific to the Securities” in this pricing supplement.  The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	—	$10.00
Total	$12,987,000.00	—	$12,987,000.00
(1)	On the date of this pricing supplement, the estimated value of the securities is $9.906 per security, which is less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)	CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $10.00 per security. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities for $10.00 per security. UBS will not receive any underwriting discount for any security it sells in this offering. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. It is expected that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002039/dp102379_424b2-psea0208par.htm

♦	Underlying Supplement No. 9 dated October 30, 2020:

https://www.sec.gov/Archives/edgar/data/200245/000095010320021127/dp139820_424b2-us9.htm

♦	Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Capped Airbag GEARS Linked to the MSCI EAFE® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the securities.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-5 of this pricing supplement, “The MSCI EAFE® Index” beginning on page PS-12 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement and “Equity Index Descriptions—The MSCI Indices” beginning on page US-21 of the accompanying underlying supplement.

The securities may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that is subject to leveraged downside market exposure to any decline of the underlying in excess of the threshold percentage.

♦	You believe that the level of the underlying will increase over the term of the securities and are willing to give up any appreciation in excess of the maximum gain.

♦	You understand and accept that your potential return is limited by the maximum gain and you are willing to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦	You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦	You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlying for the term of the securities.

♦	You are willing to invest in the securities based on the downside gearing and downside threshold indicated on the cover page hereof.

♦	You understand and accept the risks associated with the underlying.

♦	You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

The securities may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that is subject to leveraged downside market exposure to any decline of the underlying in excess of the threshold percentage.

♦	You believe that the level of the underlying will decline during the term of the securities and the final underlying level is likely to close below the downside threshold on the final valuation date, exposing you to leveraged downside market exposure to any decline of the underlying in excess of the threshold percentage, or you believe the underlying will appreciate over the term of the securities by more than the maximum gain.

♦	You seek an investment that participates in the full appreciation in the level of the underlying or that has unlimited return potential, or you are unwilling to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦	You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlying for the term of the securities.

♦	You are unwilling to invest in the securities based on the downside gearing and downside threshold indicated on the cover page hereof.

♦	You do not understand or accept the risks associated with the underlying.

♦	You are unwilling or unable to hold the securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	Approximately 2 years
Trade date	April 23, 2021
Settlement date	April 29, 2021. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1]	April 24, 2023
Maturity date	April 27, 2023
Underlying	MSCI EAFE® Index (Ticker: MXEA)
Maximum gain	25.00%
Downside threshold	90.00% of the initial underlying level, as set forth on the cover hereof
Upside gearing	1.50
Downside gearing	1.1111
Threshold percentage	10.00%
Payment at maturity (per $1 0.00 stated principal amount of securities)

If the underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

If the underlying return is zero or negative and the final underlying level is greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $10.00 per $10.00 stated principal amount of securities.

If the underlying return is negative and the final underlying level is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than your stated principal amount and may be zero, resulting in a loss of approximately 1.1111% for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date. Accordingly, the payment at maturity per security would be calculated as follows:

$10.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)]

Accordingly, you will lose approximately 1.1111% of the stated principal amount of the securities for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date.  You may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying level – initial underlying level initial underlying level

Initial underlying level	The closing level of the underlying on the trade date, as set forth on the cover hereof
Final underlying level	The closing level of the underlying on the final valuation date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS.  YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF THE STATED PRINCIPAL AMOUNT OF THE SECURITIES.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR.  IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date:	The closing level of the underlying (initial underlying level) is observed, the downside threshold is determined and the maximum gain is set.

Maturity date:

The final underlying level is determined on the final valuation date and the underlying return is calculated.

If the underlying return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

If the underlying return is zero or negative and the final underlying level is greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $10.00 per $10.00 stated principal amount of securities.

If the underlying return is negative and the final underlying level is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is than your stated principal amount and may be zero, resulting in a loss of approximately 1.1111% for each 1% decline in the underlying in excess of the threshold percentage from the trade date to the final valuation date. Accordingly, the payment at maturity per security would be calculated as follows:

$10.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)]

[1]	Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. Instead, your return on the securities is linked to the performance of the underlying and will depend on whether, and the extent to which, the underlying return is positive or negative. If the final underlying level is less than the downside threshold, you will be exposed on a leveraged basis to the decline in the underlying from the trade date to the final valuation date. You should understand that any depreciation of the underlying beyond the threshold percentage will result in a loss of more than 1% of your initial investment for each 1% by which the depreciation exceeds the threshold percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	The appreciation potential of the securities is limited by the maximum gain — Your potential total return on the securities at maturity is limited by the maximum gain. As a result, the return on an investment in the securities may be less than the return on a hypothetical direct investment in the underlying. In addition, the maximum gain reduces the effect of the upside gearing for all final underlying levels exceeding the final underlying level at which, by multiplying the corresponding underlying return by the upside gearing, the maximum gain is reached.

♦	The repayment of principal is contingent, and you will have leveraged downside exposure to any decline in the underlying in excess of the threshold percentage — If, on the final valuation date, the closing level of the underlying is less than the initial underlying level but greater than or equal to the downside threshold, you will receive your stated principal amount at maturity. However, if the final underlying level is below the downside threshold, the contingent repayment of principal will not apply, and you will be exposed on a leveraged basis to the decline in the underlying from the trade date to the final valuation date. As a result, you may lose your entire investment in the securities. Further, this contingent repayment of principal applies only if you hold the security to maturity. If you are able to sell the securities prior to maturity, you may have to sell them for a loss even if the level of the underlying is greater than the downside threshold at that time. See “The value of the securities prior to maturity will fluctuate based on many unpredictable factors” below.

♦	Investing in the securities is not equivalent to investing in the underlying or the stocks that constitute the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the underlying. As of April 23, 2021, the average dividend yield of the underlying was approximately 2.319% per year. While it is impossible to know the future dividend yield of the underlying, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 4.63% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the underlying or in another investment linked to the underlying that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. You should understand that the underlying is not a total return index, which means that it does not reflect dividends paid on the stocks included in the underlying. Therefore, the return on your securities will not reflect any reinvestment of dividends.

♦	Your payment at maturity depends on the closing level of the underlying on a single day — Because your payment at maturity depends on the closing level of the underlying solely on the final valuation date, you are subject to the risk that the closing level of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying, you might have achieved better returns.

♦	The probability that the underlying will fall below the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the securities and fall below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the securities. The terms of the securities are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the securities may prove to be riskier than expected on the trade date.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and

Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities.  As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness.  Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (ii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the stocks that constitute the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying, dividend yields on the stocks that constitute the underlying, interest rates generally, currency exchange rates, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the upside gearing, the downside threshold and the threshold percentage, only applies if you hold the securities to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	Due to recent executive orders, certain stocks currently included in the MSCI Emerging Markets Index may be removed in the future — Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to such securities. If any constituent of the MSCI Emerging Markets Index is designated as such a prohibited company, the publisher of the MSCI Emerging Markets Index may remove such constituent from the MSCI Emerging Markets Index, which could adversely affect the performance of the MSCI Emerging Markets Index.

♦	Our offering of the securities is not a recommendation of the underlying — The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the underlying or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the level of the underlying in a way that has a negative impact on your interests as a holder of the securities.

♦	Fluctuations in exchange rates will affect the closing level of the underlying — Because the stocks that constitute the underlying are traded in foreign currencies and the level of the underlying is based on the U.S. dollar value of those stocks, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the stocks included in the underlying, the level of the underlying will be adversely affected for that reason alone and your return on the notes may be reduced. Of particular importance to potential currency exchange risk are: governmental interventions; existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

♦	The underlying is subject to risks associated with non-U.S. markets — Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the level of the underlying and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the underlying and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We have hedged our exposure under the securities through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks included in the underlying and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the underlying and reduce the return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events or the discontinuance of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the level of the underlying if the level of the underlying is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of the underlying if the underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	Adjustments to the underlying may affect the value of your securities — MSCI Inc. (the “underlying publisher”) may add, delete or substitute the stocks that constitute the underlying or make other methodological changes that could affect the level of the underlying. The underlying publisher may discontinue or suspend calculation or publication of the underlying at any time without regard to your interests as holders of the securities.

♦	The U.S. federal tax consequences of an investment in the securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the initial underlying level to the final underlying level.  The diagram below is based on a hypothetical maximum gain of 24.00%.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors— Investing in the securities is not equivalent to investing in the underlying or the stocks that constitute the underlying” above.

$20.00
$18.00
$16.00
$14.00
$12.40
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Payment at Maturity per Security
The Underlying
The Securities
$12.40
maximum payment at
maturity
$10.00 stated
principal amount
Enhanced
Return Zone
Threshold
Percentage
Zone
downside exposure in
excess of threshold
percentage
24.00%
-10%
16.00%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the underlying from -100.00% to +100.00% and assume an initial underlying level of 2,300.00, a maximum gain of 24.00%, an upside gearing of 1.50, a downside gearing of 1.1111 and a downside threshold of 2,070.00 (90.00% of the initial underlying level). The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities.  The actual payment at maturity will be determined based on the final underlying level.  You should consider carefully whether the securities are suitable to your investment goals.  The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final underlying level	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity(1)
4,600.00	100.00%	$12.40	24.00%
4,370.00	90.00%	$12.40	24.00%
4,140.00	80.00%	$12.40	24.00%
3,910.00	70.00%	$12.40	24.00%
3,680.00	60.00%	$12.40	24.00%
3,450.00	50.00%	$12.40	24.00%
3,220.00	40.00%	$12.40	24.00%
2,990.00	30.00%	$12.40	24.00%

2,760.00	20.00%	$12.40	24.00%
2,530.00	10.00%	$11.50	15.00%
2,415.00	5.00%	$10.75	7.50%
2,300.00	0.00%	$10.00	0.00%
2,185.00	-5.00%	$10.00	0.00%
2,070.00	-10.00%	$10.00	0.00%
2,069.77	-10.01%	$10.00	-0.01%
1,955.00	-15.00%	$9.44	-5.56%
1,840.00	-20.00%	$8.89	-11.11%
1,610.00	-30.00%	$7.78	-22.22%
1,380.00	-40.00%	$6.67	-33.33%
1,150.00	-50.00%	$5.56	-44.44%
920.00	-60.00%	$4.44	-55.56%
690.00	-70.00%	$3.33	-66.67%
460.00	-80.00%	$2.22	-77.78%
230.00	-90.00%	$1.11	-88.89%
0.00	-100.00%	$0.00	-100.00%

(1) The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final underlying level of 2,760.00 is greater than the initial underlying level of 2,300.00, resulting in an underlying return of 20.00%.  Because the underlying return of 20.00% multiplied by the upside gearing of 1.50 is greater than the maximum gain of 24.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 24.00%, resulting in a payment at maturity of $12.40 per $10.00 stated principal amount of securities (a total return at maturity of 24.00%*), calculated as follows:

$10.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 20.00% × 1.50 and (ii) 24.00%)

$10.00 × (1 + 24.00%) = $12.40

In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying.

Example 2 — The final underlying level of 2,990.00 is greater than the initial underlying level of 2,300.00, resulting in an underlying return of 30.00%.  Because the underlying return of 30.00% multiplied by the upside gearing of 1.50 is greater than the maximum gain of 24.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 24.00%, resulting in a payment at maturity of $12.40 per $10.00 stated principal amount of securities (a total return at maturity of 24.00%*), calculated as follows:

$10.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 30.00% × 1.50 and (ii) 24.00%)

$10.00 × (1 + 24.00%) = $12.40

Example 3 — The final underlying level of 2,415.00 is greater than the initial underlying level of 2,300.00, resulting in an underlying return of 5.00%. Because the underlying return of 5.00% multiplied by the upside gearing of 1.50 is less than the maximum gain of 24.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 7.50%, resulting in a payment at maturity of $10.75 per $10.00 stated principal amount of securities (a total return at maturity of 7.50%*), calculated as follows:

$10.00 ×  (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 5.00% × 1.50 and (ii) 24.00%)

$10.00 × (1 + (5.00% × 1.50)) = $10.75

Example 4 — The final underlying level of 2,185.00 is less than the initial underlying level of 2,300.00 (resulting in an underlying return of –5.00%) but greater than the downside threshold of 2,070.00.  Because the underlying return is negative and the final underlying level is greater than the downside threshold, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $10.00 per $10.00 stated principal amount of securities (a total return at maturity of 0.00%*).

Example 5 — The final underlying level of 690.00 is less than the initial underlying level of 2,300.00 (resulting in an underlying return of –70.00%) and less than the downside threshold of 2,070.00.  Because the underlying return is negative and the final underlying level is less than the downside threshold, Citigroup Global Markets Holdings Inc. would pay you less than the full stated principal amount at maturity, resulting in a loss of 1.1111% of the stated principal amount for every 1% by which the decline exceeds the threshold percentage.  In this example, you would receive a payment at maturity of $3.333 per $10.00 stated principal amount of securities (a total return at maturity of -66.67%*), calculated as follows:

$10.00 + [$10.00 × downside gearing × (underlying return + threshold percentage)]

$10.00 + [$10.00 × 1.1111 × (–70.00% + 10.00%)]

$10.00 + [$11.111 × –60.00%] = $3.333

If the final underlying level is less than the downside threshold, you will lose some, and possibly all, of the stated principal amount of your securities. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The “total return at maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

The MSCI EAFE® Index

The MSCI EAFE® Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure large- and mid-cap equity market performance in certain developed markets outside of North America. It is calculated, maintained and published by MSCI Inc.

Please refer to the section “Equity Index Descriptions—The MSCI Indices” in the accompanying underlying supplement for important disclosures regarding the MSCI EAFE® Index.

The graph below illustrates the performance of the underlying from January 3, 2011 to April 23, 2021.  The closing level of the underlying on April 23, 2021 was 2,287.85.  We obtained the closing levels of the underlying from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing levels of the underlying should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the underlying. We cannot give you assurance that the performance of the underlying will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will not receive an underwriting discount for any security sold in this offering.  UBS, as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities sold in this offering for $10.00 per security.  UBS proposes to offer the securities to the public at a price of $10.00 per security.  UBS will not receive any underwriting discount for any security it sells in this offering.  If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the securities is more than two business days after the trade date, investors who wish to sell the securities at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates.  It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the underlying and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, General Counsel of Citigroup Global Markets Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 19, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 19, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, General Counsel of Citigroup Global Markets Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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